WAYPOINT ENDERS OWNER, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WAYPOINT ENDERS OWNER, LLC (the “Company”), effective as of October 2, 2012, is made by and between WAYPOINT BLUEROCK ENDERS JV, LLC, a Delaware limited liability company (“Managing Member”) and WAYPOINT ENDERS INVESTORS LP, a Delaware limited partnership (the “Non-Managing Member”, and collectively with the Managing Member, the “Members”).

WHEREAS, the Company was formed on May 21, 2012, pursuant to the Certificate of Formation (the “Certificate”) filed on May 21, 2012, with the Secretary of State of the State of Delaware, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et sec), as amended from time to time (the “Act”);

WHEREAS, the Non-Managing Member entered into that certain Limited Liability Company Agreement of the Company dated as of May 21, 2012 (the “Prior LLC Agreement”); and

WHEREAS, the undersigned Members and the Company desire to amend and restate the Prior LLC Agreement in its entirety as set forth herein in order to (i) reflect the admission of the Managing Member as a Member of the Company and (ii) to govern the operations of the Company on and after the date first above written.

NOW, THEREFORE, IT IS AGREED, as follows:

ARTICLE I

Organization

Section 1.1.          Name. The name of the limited liability company continued hereby is WAYPOINT ENDERS OWNER, LLC.

Section 1.2.          Members. The name and mailing addresses of the Members are as follows:

Name	Address

Waypoint Bluerock	c/o Bluerock Real Estate, LLC
Enders JV, LLC	70 East 55th Street, Suite 9
New York, New York 10022

Waypoint Enders	c/o Waypoint Residential LLC
Investors LP	Three Pickwick Plaza, 4th Floor
Greenwich, Connecticut 06830

Section 1.3.          Certificate of Formation; Other Certificates. The Managing Member, as an authorized person within the meaning of the Act, may execute, deliver and file, or cause the execution, delivery and filing of, any amendments to and/or restatements of the Certificate and any other certificates (and any amendments thereto and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.4.          Purpose. The Company's business and purpose (the “Purpose”) shall consist solely of the following:

(a)          To acquire, own, lease, sell, demise, transfer, finance, refinance, operate and/or manage 198 units (the "Property") of that certain 220 unit condominium project commonly known as Enders Place located at 4248 New Broad Street, Orlando, Florida 32814 (the “Project”), and to acquire, own, lease, sell, demise, transfer, finance, refinance, operate and/or manage additional condominium units at the Project, pursuant to and in accordance with the Certificate and this Agreement; and

(b)          to engage in such other lawful activities permitted to limited liability companies by the applicable laws and statutes for such entities of the State of Delaware as are incidental, necessary or appropriate to the foregoing.

Capitalized terms used but not defined in Article VIII shall have the meanings ascribed to them in the Loan Agreement (as defined herein).

Section 1.5.          Powers. The Company shall have the power to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the Purpose, and for the protection and benefit of its business.

Section 1.6.          Registered Agent and Office. The Company’s initial registered agent and office shall be Corporation Services Company, located at 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808. The principal business office of the Company shall be located at such location as may hereafter be determined by the Managing Member. The Managing Member may change such registered office, registered agent or principle place of business from time to time. The Company may from time to time have such other place or places of business within or outside the State of Delaware.

Section 1.7.          Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless the Members otherwise decide for United States federal income tax purposes and for accounting purposes.

ARTICLE II

Capital Contributions

Section 2.1.          Capital Contributions. The Members have made initial capital contributions on a pro rata basis in proportion to their respective percentage interest in the Company (“Sharing Percentages”), as such Sharing Percentages and initial capital contributions are set forth on Schedule A attached hereto. Any contribution of capital to the Company will be made on a pro rata basis by the Members if, as, and when called by the Members as provided for in Section 2.3 below.

Section 2.2.          No Return of Capital Contribution. Except as approved by each of the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as defined on Exhibit C) until the full and complete winding up and liquidation of the business of the Company.

Section 2.3           No Interest. The Members shall not be entitled to interest on their capital contributions, and any interest actually received by reason of investment of any part of the Company’s funds shall be included in the Company’s property.

Section 2.4.          Member Loans.

(A)         Subject to the limitations set forth under “Major Decisions” described in Schedule B of this Agreement, additional capital contributions (“Additional Capital Contributions”) may be called for from the Members (each such capital call an “Additional Capital Call”), by the Managing Member if the same is a Protective Capital Call (as defined below in Section 2.3(C)), or as otherwise agreed to by the Members, by written notice to the Members from time to time as and to the extent capital is necessary to effect expenditures relating to the Property or the Company that are Protective Capital Calls. Except as otherwise agreed by the Members, such Additional Capital Contributions to be funded by each Member shall be in an amount equal to the amount of the aggregate Additional Capital Call in proportion to each Member’s Sharing Percentage. Such Additional Capital Contributions shall be payable by the Members to the Company upon the earlier of (i) thirty (30) days after written request, or (ii) the date when the Additional Capital Contribution is reasonably required if same is a Protective Capital Call, as set forth in a written request.

(B)         If a Member (a “Defaulting Member”) fails to make its Additional Capital Contribution that is required within the time frame required therein (the amount of its failed contribution and related loan shall be the “Default Amount”), the other Member shall have the following remedy as its sole remedy (each, a “Protective Advance”):

(i)          to advance to the Company on behalf of, and as a loan to the Defaulting Member, an amount equal to the Default Amount to be evidenced by a promissory note in form reasonably satisfactory to the non-failing Member (each such loan, a “Default Loan”). The Capital Account of the Defaulting Member shall be credited with the amount of such Default Amount attributable to a Capital Contribution and the aggregate of such amounts shall constitute a debt owed by the Defaulting Member to the non-failing Member. Any Default Loan shall bear interest at the rate of eighteen (18%) percent per annum, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”), and shall be payable by the Defaulting Member on a priority basis from all distributions otherwise due to the Defaulting Member under Section 5.1(B). Interest on a Default Loan to the extent unpaid, shall accrue and compound on a quarterly basis. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty. Any such Default Loans shall be with full recourse to the Defaulting Member and shall be secured by the Defaulting Member’s interest in the Company including, without limitation, such Defaulting Member’s right to distributions but shall only be payable from distributions. In furtherance thereof, upon the making of such Default Loan, the Defaulting Member hereby pledges, assigns and grants a security interest in its membership interest in the Company to the non-failing Member and agrees to promptly execute such documents and statements reasonably requested by the non-failing Member to further evidence and secure such security interest. Any advance by the non-failing Member on behalf of a Defaulting Member pursuant to this Section 2.4(B)(i) shall be deemed to be a Capital Contribution made by the Defaulting Member except as otherwise expressly provided herein. All distributions to the Defaulting Member under Section 5.1(B) hereunder shall be applied first to payment of any interest due under any Default Loan and then to principal until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the non-failing Member, for application to and until all Default Loans have been paid in full, the amount of (x) any distributions payable to the Defaulting Member under Section 5.1(B), and (y) any proceeds of the sale of the Defaulting Member’s membership interest in the Company

No payments or distributions under Section 5.1(B) shall be made to the Defaulting Member until the other Member’s Protective Advances have been paid, with applicable interest thereon.

(C)         For purposes of the foregoing, “Protective Capital Call” shall mean an Additional Capital Call reasonably necessary (a) for the timely payment of real estate taxes or insurance premiums or condominium, owner or similar association fees, dues or assessments due under the condominium, or to effectuate emergency repairs to the Property; (b) to prevent a default with respect to any financing obtained by the Company (e.g., payment of debt service following an operating shortfall, reserves required by the lender, a reduction in principal required by the lender to meet loan to value requirements); or (c) to provide funds required to refinance the Property when the current financing has matured or will mature in the near future (e.g., commitment fees, loan application fees, equity infusions to meet market loan to value requirements, etc.).

(D)         Notwithstanding the foregoing provisions of this Section 2.4, no Additional Capital Contributions shall be required from any Member if (i) the Company or any other Person shall be in default (or with notice or the passage of time or both, would be in default) in any material respect under any loan, indenture, mortgage, lease, agreement or instrument to which the Company is a party or by which the Company or any of its properties or assets is or may be bound, (ii) any other Member, the Company shall be insolvent or bankrupt or in the process of liquidation, termination or dissolution, (iii) any other Member or the Company shall be subjected to any pending litigation (x) in which the amount in controversy exceeds $500,000, (y) which litigation is not being defended by an insurance company who would be responsible for the payment of any judgment in such litigation, and (z) which litigation if adversely determined would have a material adverse effect on such other Member and/or the Company and/or would substantially interfere with their ability to perform their material obligations hereunder or under any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement and any certifications made in connection therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same (including, without limitation, the Asset Management Agreement and Property Management Agreement) (each a “Collateral Agreement”), (iv) there has been a material adverse change in (including, but not limited to, the financial condition of) any other Member (and/or its Affiliates) which, in Member’s reasonable judgment, prevents such other Member (and/or its Affiliates from performing, or substantially interferes with their ability to perform, their material obligations hereunder or under any Collateral Agreement. If any of the foregoing events shall have occurred and any Member elects not to make a Capital Contribution on account thereof, then any other Member which has made its pro rata share of such Capital Contribution shall be entitled to a return of such Capital Contribution from the Company.

ARTICLE III

Rights and Obligations of the Members

Section 3.1.          Management.

(A)         Except as otherwise expressly provided for herein, in accordance with Section 18-402 of the Act, the management, control, and direction of the Company and its operations, business, and affairs shall be vested exclusively in the Managing Member, who shall have the right, power, and authority, acting solely by itself and without the necessity of approval by any other person, to carry out any and all of the purposes of the Company and to perform or refrain from performing any and all acts that the Managing Member may deem necessary, appropriate, desirable, or incidental thereto.

(B)         No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member or Managing Member of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

(C)         The Members shall establish a management committee (the “Management Committee”) for the Company the purpose of considering and approving actions that constitute Major Decisions (as defined on Schedule B attached hereto). The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Member that appointed him or her (the “Representatives”) as follows: (i) Managing Member shall be entitled to designate two (2) Representatives to represent the Managing Member; and (ii) the Non-Managing Member shall be entitled to designate two (2) Representatives to represent the Non-Managing Member. The initial members of the Management Committee are set forth on Exhibit A. The Representatives shall be the same four individuals as constitute the management committee of the Managing Member.

(D)         Each member of the Management Committee, subject to Section 3.1(D) shall hold office until death, resignation or removal at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Management Committee, the Member with the right to appoint and remove such vacating Representative shall appoint his/her or her successor. A Member shall lose its right to have representatives on the Management Committee, and its representatives on the Management Committee shall be deemed to be automatically removed, as of the date on which such Member ceases to be a Member or as otherwise provided in this Agreement. If the Managing Member transfers all or a portion of its membership interest to a transferee permitted by Section 7.3, such transferee shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of the Managing Member under this Article III as may be agreed to between the Managing Member which is transferring the membership interest, on the hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Managing Member was theretofore entitled to appoint pursuant to Section 3.1(C). If the Non-Managing Member transfers all or a portion of its membership interest to a transferee permitted pursuant to Section 7.3, such permitted transferee shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of the Non-Managing Member under this Article III as may be agreed to between the Non-Managing Member which is transferring the membership interest, on the hand, and the permitted transferee to which the membership interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Non-Managing Member was theretofore entitled to appoint pursuant to Section 3.1(C).

(E)         The Management Committee shall meet once every quarter (unless waived by mutual agreement of the Members). The only Representatives required to constitute a quorum for a meeting of the Management Committee's shall be one (1) Representative appointed by Managing Member and one (1) Representative appointed by Non-Managing Member; provided, however, that if Non-Managing Member or Managing Member has not appointed at least one (1) Representative to the Management Committee at the time of such meeting or a Representative of Non-Managing Member or Managing Member as applicable does not appear after two (2) due notices of such meeting, then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by Managing Member or Non-Managing Member, as applicable.

(F)         Each of the two (2) Representatives appointed by Managing Member shall be entitled to cast two (2) votes on any matter that comes before the Management Committee and each of the Representatives appointed by Non-Managing Member shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter shall require the affirmative vote of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee. Major Decisions proposed to be taken by the Company shall require the approval of the Management Committee, it being expressly agreed that any Major Decision of the Company not approved by the Non-Managing Member shall entitle Non-Managing Member to exercise its rights under Section 3.8 hereof, subject to any applicable time-related lockout as provided in such Section (hereinafter, a “Lockout”); provided, however, it is expressly agreed that during any such lock-out, the Major Decision shall be deemed disapproved by the Members.

(G)         Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 3.1(G) shall constitute presence in person at such meeting.

(H)         Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(I)         Except as otherwise expressly provided in this Agreement, none of the Members or their Representatives (in their capacities as members of the Management Committee), shall have any duties or liabilities to the Company or any other Member, including any fiduciary duties, whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 3.1(I) shall not eliminate or limit the liability of such Representatives or the Members (A) for acts or omissions that involve fraud or a knowing and culpable violation of law, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Members is to not act with fraud or a knowing and culpable violation of law. Except as provided in this Agreement, whenever in this Agreement a Representative of a Member and/or a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other Person, such Representative and/or such Member shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Member.

Section 3.2.          Liability of the Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member of the Company.

Section 3.3.          Officers. The Managing Member may (i) appoint one or more officers of the Company with such titles as the Managing Member may deem necessary, appropriate, or desirable, and (ii) delegate any or all of its rights, powers, and authority to one or more of such officers as the Managing Member may from time to time determine.

Section 3.4.          Reimbursement of Expenses. The Company shall promptly reimburse the Members and their affiliates for all reasonable costs and other obligations paid or incurred by them on behalf of the Company.

Section 3.5.          Other Business. The Members may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 3.6.          Tax Matters Member. Managing Member is hereby designated as the Tax Matters Member. The “Tax Matters Member” is authorized and required to represent the Company in connection with all tax audits, examinations and investigations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. All expenses incurred in connection with any such tax audit, examination or investigation shall be borne by the Company. The Tax Matters Member shall keep all Members fully informed of the progress of any such examination, audit or other proceeding. The Tax Matters Member shall not settle or otherwise compromise any such examination, audit or other proceeding without the consent of the Non-Managing Member. Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any and all things reasonably required by the Tax Matters Member in connection with the conduct of such proceedings. The Company hereby indemnifies and holds harmless the Managing Member from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company, provided that any such action or failure to act does not constitute gross negligence or willful misconduct.

Section 3.7.          Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved in writing by the Management Committee. Without limiting the foregoing, any such agreement shall be on arm’s length terms and conditions, be terminable on fifteen (15) days’ notice without penalty and the terms and conditions of such agreement shall be disclosed to all Representatives prior to the execution and delivery thereof. Further, the written approval of the Managing Member shall be required prior to the use of the name “Bluerock” in connection with any matter or transaction, and the written approval of Waypoint shall be required prior to the use of the name “Waypoint” in connection with any matter or transaction. Notwithstanding the foregoing, the Members agree that the initial Property Management Agreement and the initial Asset Management Agreement, each dated as of the date of this Agreement, are hereby approved.

Section 3.8           Deadlock; Buy-Sell.

(A)         At any time after (i)(a) the first anniversary of the date of the closing of the Property under that certain Real Estate Contract of Sale dated as of June 4, 2012 between Enders Holdings LLC, as seller, and the Company, as purchaser (the “Closing Date”), and (b) the Members are unable to agree unanimously on any Major Decision (other than with respect to a Refinancing Event (as defined on Schedule B) that is not in connection with the termination of the condominium regime of the Property), or (ii)(x) the second anniversary of the Closing Date, and (y) the Members are unable to agree unanimously on a Major Decision with respect to a Refinancing Event, and, in either case of (i) or (ii) above, such failure to agree has continued for thirty (30) days after written notice from one Member to the other Member indicating an intention to exercise rights under this buy-sell provision to break the deadlock (the “Buy/Sell”), either Member may exercise its right to initiate the provisions of the Buy/Sell. Prior to the expiration of the periods described in subsections (A)(i)(a) and (A)(i)(b) respectively, each a Lockout Period, neither Member may initiate the provisions of the Buy/Sell.

(B)         The Member wishing to exercise its rights pursuant to the Buy/Sell (the “Offeror”) shall do so by giving notice to the other Member (the “Offeree”) setting forth a statement of intent to invoke its rights under the Buy/Sell, stating therein the aggregate dollar amount (the “Valuation Amount”) that the Offeror would be willing to pay for the assets of the Company as of the Closing Date, free and clear of all liabilities.

(C)         After receipt of such notice, the Offeree shall elect to either (i) sell its entire interest in the Company to the Offeror for an amount equal to the amount the Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Buy/Sell Closing Date (defined below) and the Company had immediately paid all Company liabilities and customary closing costs (which expressly shall not include any loan defeasance, yield maintenance and/or pre-payment costs) and distributed the net proceeds of sale to the Members in satisfaction of their interests in the Company, or (ii) purchase the entire interest of the Offeror for an amount equal to the amount the Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Buy/Sell Closing Date and the Company had immediately paid all Company liabilities and customary closing costs (which expressly shall not include any loan defeasance, yield maintenance and/or pre-payment costs) and distributed the net proceeds of the sale to the Members in satisfaction of their Interests. The Offeree shall have sixty (60) days from the giving of the Offeror’s notice in which to exercise either of its options by giving written notice to the Offeror. If the Offeree does not elect within such time period to acquire the Offeror’s Interest, the Offeree shall be deemed to have elected to sell its Interest to the Offeror as provided in subsection (i) above. If Managing Member is the acquiring party, it shall also acquire from Non-Managing Member the entire interest of Waypoint in the Managing Member or its designee for an amount Waypoint would have been entitled to receive if the Company has sold all of its assets for the Valuation Amount on the Buy/Sell Closing Date and Company had immediately paid all Company liabilities and customary closing costs (which expressly shall not include any loan defeasance, yield maintenance and/or pre-payment costs) and distributed Managing Member’s share of the net proceeds to Managing Member and then Managing Member further distributed such net proceeds to the Members of the Managing Member. For purposes of clarification, if Non-Managing Member is the acquiring Member then Non-Managing Member is still entitled to the amounts that are to be distributed to it (which shall occur on the Buy-Sell Closing Date) as a Member of the Managing Member.

(D)         Within five (5) business days after an election has been made or deemed made, the acquiring Member shall deposit with a mutually acceptable third-party escrow agent a non-refundable earnest money deposit in the amount of five percent (5%) of the Valuation Amount, which amount shall be applied to the purchase price at the closing of the Buy-Sell Transfer (the “Buy-Sell Closing Date”). If the acquiring Member should thereafter fail to consummate the transaction for any reason other than a default by the selling Member or a refusal by any lender of the Company who has a right under its loan documents to consent to such transfer to so consent, (i) (A) the earnest money deposit shall be distributed from escrow to the selling Member, free of all claims of the acquiring Member, as liquidated damages and constituting the sole and exclusive remedy available to the selling Member because of a default by the acquiring Member or (B) the selling Member may, by delivering to the acquiring Member written notice thereof, elect to buy the acquiring Member’s entire Interest for an amount equal to the amount the acquiring Member would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount and the Company had immediately paid all Company liabilities and customary closing costs (which expressly shall not include any loan defeasance, yield maintenance and/or pre-payment costs) and distributed the net proceeds of the sale to the Members in satisfaction of their Interests, in which case, the Buy-Sell Closing Date therefor shall be the date specified in the selling Member’s notice, and (ii) if the acquiring Member was the Offeror, the non-refundable earnest money deposit for any future election by the acquiring Member to buy the selling Member’s Interest shall be twenty percent (20%) of the Valuation Amount in connection with such future election.

(E)         The Buy-Sell Closing Date of an acquisition shall be not later than ninety (90) days after an election has been made or deemed made. At such closing, the following shall occur:

(1)         The selling Member (and Waypoint GP, to the extent the selling Member is the Non-Managing Member) shall assign to the acquiring Member or its designee the selling Member’s interest in the Company (and Managing Member, as applicable), and shall execute and deliver to the acquiring Member all documents which may be reasonably required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty; and

(2)         The acquiring Member shall pay to the selling Member (and pay to Waypoint GP, as to its portion, to the extent the selling Member is the Non-Managing Member) the consideration therefor in cash.

(F)         It is expressly agreed that the remedy at law for breach of the obligations of the Members under this Agreement is inadequate in view of (i) the complexities and uncertainties in measuring the actual damage to be sustained by reason of the failure of a Member to comply fully with such obligations, and (ii) the uniqueness of the Company’s business and the Members’ relationships. Accordingly, each of such obligations shall be, and is hereby expressly made, enforceable by an order of specific performance.

(G)

(1)         Notwithstanding anything to the contrary set forth herein, in the event that the acquiring Member is not Non-Managing Member or its affiliate, then as a condition precedent to the Buy-Sell Closing Date, Managing Member shall procure either a release of Robert Rohdie as a non-recourse carve-out guarantor and environmental indemnitor under the Loan in form and substance reasonably acceptable to Mr. Rohdie, or Bluerock shall obtain at its sole cost and expense a waiver from Mr. Rohdie of this obligation subject to Rohdie’s approval in his sole and absolute discretion.

(2)         Notwithstanding anything to the contrary set forth herein, in the event that the acquiring Member is not Managing Member or its affiliate, then as a condition precedent to the Buy-Sell Closing Date, Non-Managing Member shall procure either a release of Bluerock Special Opportunity + Income Fund III, LLC (“SOIF III”) as a non-recourse carve-out guarantor and environmental indemnitor under the Loan in form and substance reasonably acceptable to SOIF III, or Waypoint shall obtain at its sole cost and expense a waiver from SOIF III of this obligation subject to SOIF III’s approval in his sole and absolute discretion.

Section 3.9           Operation in Accordance with REOC/REIT Requirements.

(a)          The Members acknowledge that the Managing Member or one or more of its Affiliates (an “MM Affiliate”) intends to qualify as a “real estate operating company” or “venture capital operating company” within the meaning of U.S. Department of Labor Regulation 29 C.F.R. §2510.3-101 (a “REOC”), and agree that the Company shall at Managing Member’s sole cost and expense be operated in a manner that will enable the Managing Member and any such MM Affiliate to so qualify. Notwithstanding anything herein to the contrary, the Company shall not take, or refrain from taking, any action that would result in the Managing Member or an MM Affiliate from failing to qualify as a REOC. The Members acknowledge and agree that the Managing Member may assign any or all of its rights or powers under this Agreement as Managing Member to designate committee representatives, to provide consents and approvals, or any other rights or powers to one or more of its MM Affiliates as it deems appropriate, and the exercise of any such rights or powers by an MM Affiliate shall have full force and effect under this Agreement without the need for any further consent or approval. The Non-Managing Member (a) shall not fund any Capital Contribution "with the 'plan assets' of any 'employee benefit plan' within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or any 'plan' as defined by Section 4975 of the Internal Revenue Code of 1986, as amended", and (b) shall comply with any requirements specified by the Managing Member in order to ensure compliance with this Section 3.9.

(b)          Notwithstanding anything in this Agreement to the contrary, unless specifically agreed to by the Management Committee in writing, the Company shall not hold any investment, incur any indebtedness or otherwise take any action that would cause any Member of the Company (or any Person holding an indirect interest in the Company through an entity or series of entities treated as partnerships for U.S. federal income tax purposes) to realize any “unrelated business taxable income” as such term is defined in Code (as hereafter defined) Sections 511 through 514. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(c)          Unless specifically agreed to by the Management Committee in writing and subject to Article III and prior to the expiration of any applicable Lockout Period, the Company may not engage in any activities or hold any assets that would constitute or result in the occurrence of a REIT Prohibited Transaction. Notwithstanding anything to the contrary contained in this Agreement, during the time any REIT or direct or indirect subsidiary of a REIT (a “REIT Member”) is a Member of the Company, neither the Company nor any direct or indirect Subsidiary of the Company shall take or refrain from taking any action which, or the effect of which, would constitute or result in the occurrence of one of the following REIT Prohibited Transactions by the Company or any direct or indirect Subsidiary thereof:

(i)          Entering into any lease, license, concession or other agreement or permitting any sublease, license, concession or other agreement that provides for rent or other payment based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any costs of the lessee (and in the case of a sublease, without reduction for any sublessor costs);

(ii)         Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease;

(iii)        Acquiring or holding any debt investments, excluding for these purposes “debt” solely between wholly-owned Subsidiaries of the Company, unless (I) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (II) the debt is fully secured by mortgages on real property or on interests in real property. Notwithstanding anything to the contrary herein, in the case of debt issued to the Company by a Subsidiary which is treated as a “taxable REIT subsidiary” of the REIT Member, such debt shall be secured by a mortgage or similar security interest, or by a pledge of the equity ownership of a subsidiary of such taxable REIT subsidiary;

(iv)        Acquiring or holding, directly or indirectly, more than 10% of the outstanding securities of any one issuer (by vote or value) other than an entity which either (i) is taxable as a partnership or a disregarded entity for United States federal income tax purposes, (ii) has properly elected to be a taxable REIT subsidiary of the REIT Member by jointly filing with REIT, IRS Form 8875, or (iii) has properly elected to be a real estate investment trust for U.S. federal income tax purposes;

(v)         Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of any property that is owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the Property is located where such services are either provided by (A) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company or REIT Member do not, directly or indirectly, derive revenue or (B) a taxable REIT subsidiary of REIT Member who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Property’s tenants);

(vi)        Entering into any agreement where a material amount of income received or accrued by the Company under such agreement, directly or indirectly, does not qualify as either (i) “rents from real property” or (ii) “interest on obligations secured by mortgages on real property or on interests in real property,” in each case as such terms are defined in Section 856(c) of the Code;

(vii)       Holding cash of the Company available for operations or distribution in any manner other than a traditional bank checking or savings account; or

(viii)      Selling or disposing of the Property or any property, subsidiary or other asset of the Company prior to (i) the completion of a two (2) year holding period with such period to begin on the date the Company acquires a direct or indirect interest in such property and begins to hold such property, subsidiary or asset for the production of rental income, provided, that, this Section 3.9(c)(viii) shall in no way be read to increase the Lockout Period or affect the Buy/Sell rights of Non-Managing Member, and (ii) the satisfaction of any other requirements under Section 857 of the Code necessary for the avoidance of a prohibited transaction tax on the REIT.

(d)          Notwithstanding the foregoing provisions of this Section 3.9 the Company may enter into a REIT Prohibited Transaction if it receives the prior written approval of the REIT Member specifically acknowledging that the REIT Member is approving a REIT Prohibited Transaction pursuant to this Section 3.9. For purposes of this Section 3.9, “REIT Prohibited Transactions” shall mean any of the actions specifically set forth in this Section 3.9. REIT shall mean a real estate investment trust as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)          Managing Member shall indemnify and hold harmless the Non-Managing Member from and against any loss, expense, or liability, including any tax liability, incurred by the Non-Managing Member arising solely from the Company’s or the Managing Member’s compliance with this Section 3.9.

Section 3.10         FCPA.

(A)         In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature.

The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(B)         Each Member agrees to notify promptly the other Member of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

(C)         “Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of the jurisdiction where the Property is located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

Section 3.11.         Condominium Board. Subsequent to the acquisition of the Property, the Company shall own 90.0% of the condominium units in the Project. As soon as is practicable following the acquisition of the Property, the Managing Member shall cause the Company to (i) nominate the persons set forth on Exhibit D attached hereto to replace the existing board members of the owner’s association of the Project; and (ii) call a meeting to elect such persons to the board of the Project’s owner’s association. These new members of the board of the Project’s owner’s association shall be elected with the express purpose of effectuating the intention of the Members and the Company to operate the Property as an apartment complex, and the Members and Company shall direct the new board members to take all actions reasonably necessary to effectuate such purpose.

Section 3.12.         Prohibited Actions. The following action shall not be taken by either Member, without the prior written consent of the other Member:

(i)          The admission, withdrawal or removal of any Member or the transfer of an interest of the Member in the Company where same would result in a change of control of the entity holding such Member’s interest; provided, however, a transfer of an interest of a Member may be made without the consent of the other Member (subject to any required Lender consent) if the Member remains indirectly controlled by Waypoint Residential LLC (“Waypoint”) or Bluerock Real Estate, LLC (“Bluerock”), as applicable;

(ii)         the Company’s issuance to any third party of any equity interest in the Company (including interests convertible into, or exchangeable for, equity interests in the Company);

(iii)        except upon the occurrence of any Dissolution Event, any liquidation, dissolution or termination of the Company;

(iv)        any Additional Capital Call from September 7, 2012 to the second anniversary of the Closing Date;

(v)         (A) the sale of the Property prior to the first anniversary of the Closing Date, or (B) the sale of individual condominium units prior to the second anniversary of the Closing Date; and

(vi)        material increases from the approved annual operating budget in the amount of reserves for the Managing Member, Company and/or Property, or material changes in the nature thereof from the approved annual operating budget.

ARTICLE IV

 Exculpation and Indemnification

Section 4.1.          Exculpation. The Members shall not be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Members in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Members in accordance with this Agreement.

Section 4.2.          Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, the Managing Member, Representatives, the officers and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, (ii) their status as Members, Managing Members, representatives, employees or officers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party and only to the extent such actions or omissions do not accelerate any loan (including the Loan) or trigger liability thereunder. For the purposes of this Section4.2, officers, directors, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Article IV. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

Section 4.3           Indemnification by Members for Misconduct

(A)         Non-Managing Member hereby indemnifies, defends and holds harmless the Company, the Managing Member, each permitted transferee of the Managing Member and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any fraud or gross negligence on the part of, or by, the Non-Managing Member, Asset Manager or any Representative appointed by the Non-Managing Member, or (ii) the acts or omissions of the Non-Managing Member or any of its Affiliates attributable solely to Non-Managing Member (or its Affiliate) that accelerate any loan (including the Loan) or trigger liability thereunder.

(B)         The Managing Member hereby indemnifies, defends and holds harmless the Company, the Non-Managing Member, each permitted transferee of the Non-Managing Member and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of any fraud or gross negligence on the part of, or by, the Managing Member or any Representative appointed by the Managing Member, or (ii) the acts or omissions of the Managing Member or any of its Affiliates attributable solely to Managing Member (or its Affiliate) that accelerate any loan (including the Loan) or trigger liability thereunder

(C)         For purposes of this Section 4.4, the action or omission to act by Waypoint Enders GP, LLC shall be considered an action or omission of the Non-Managing Member and not the Managing Member.

Section 4.4           General Indemnification by the Members.

(A)         Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party or its Affiliates, whether in this Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Property (or interests therein), assets, agreements, rights or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the “Inducement Agreements”).

(B)         Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 4.4 shall be limited to such Indemnifying Party’s membership interest in the Company.

(C)         The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Article IV shall survive termination of this Agreement.

Section 4.5           Pledges of Membership Interests

(a)          As of the date on which the Loan is paid off or such other date on which the restrictions on transfer of membership interests in the Company become inapplicable (the “Pledge Date”), each Member shall execute and deliver to the other Member a certain Pledge Agreement (the “Pledge Agreement”) and related documents pursuant to which each Member grants to the other Member a lien upon and a continuing interest in its membership interest in the Company and such other rights pledged under the Pledge Agreement (collectively, the “Indemnity Collateral”) as security for the indemnity obligations of the Non-Managing Member under Section 4.3(A), on the one hand, and as security for the indemnity obligations of the Managing Member under Section 4.3(B), on the other hand. Any transfer by a Member of its membership interest subsequent to the Pledge Date shall be subject to the lien and security interest granted hereby until and unless such lien and security interest is released by the applicable Member.

(b)          Each Member shall, on the Pledge Date, have prepared and filed UCC financing statements and such other documents and have taken such other action necessary to grant to the other Member a fully perfected first priority security interest in all of such Member’s membership interest in the Company. From and after the Pledge Date, each Indemnified Party shall have all of the rights then or thereafter existing under applicable law, and all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions, with respect to the Indemnity Collateral, and each Member agrees to take all such actions as may be reasonably requested of it by an Indemnified Party to ensure that the Indemnified Parties can realize on such security interest.

Section 4.6.          Limitation on Liability. Except as set forth in Section 4 and with respect to a Default Loan as set forth in Section 2.4(B), the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Article II. Except as set forth in Section 4.3 and with respect to a Default Loan as set forth in Section 2.4(B), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s interest in the Company, the proceeds of the sale by the Member in Question of such interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 6.3(d) hereof. Except as set forth in Section 4.3 and with respect to a Default Loan as set forth in Section 2.4(B), any right to proceed against any other assets of the Member in Question is hereby irrevocably and unconditionally waived. Any right to proceed against any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise is hereby irrevocably and unconditionally waived.

ARTICLE V

Distributions

Section 5.1.          Distributions. Distributable Funds (as defined in Section 5.2 below) shall be distributed to the Members, no less often than on a monthly basis, at the times determined by the Managing Member, as follows:

(A)         First, to the Managing Member in an amount equal to any Special Management Incentive Fee Allocation; and

(B)         Second, to the Members in proportion to their respective Sharing Percentages.

Section 5.2.          Definition of Distributable Funds. For purposes of this Agreement, “Distributable Funds” shall mean, with respect to any month or other period, as applicable, as reasonably determined by Non-Managing Member (subject to any material change in reserves triggering a Prohibited Action (as defined in Section 5.3 below), the sum of (1) (x) an amount equal to the net cash flow of the Company for such month or other period, as applicable, as reduced by (y) reserves for anticipated capital expenditures, future working capital needs and operating expenses, contingent obligations and other purposes, the amounts of which shall be determined pursuant to the approved annual operating budget, and (2) any extraordinary cash flow proceeds from the sale, refinance or other liquidation of the property after full payment of any mortgage debt and related closing costs and reserves for contingent obligations.

Section 5.3.          Definition of Special Management Incentive Fee Allocation. “Special Incentive Management Fee Allocation” means an amount equal to any portion of that certain incentive fee set forth in Section 1.02(b) of the Property Management Agreement between the Company and Bridge Real Estate Group, LLC (D/B/A Waypoint Management) (the “Property Manager”), which is not paid to the Property Manager because the performance hurdle is not met and thus becomes payable to BR Enders Managing Members, LLC.

ARTICLE VI

Dissolution and Termination

Section 6.1.          Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the unanimous written consent of all of the Members; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Section 6.2.          Intentionally Omitted.

Section 6.3           Liquidation. In the event of dissolution, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 6.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)          The Managing Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)          The property and assets of the Company shall be liquidated or distributed in kind under the supervision of the Management Committee as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)          Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth on Exhibit C. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Exhibit C and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i)          to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(ii)         the balance, if any, to the Members in accordance with Section 5.1.

Section 6.4.          Termination. The liquidation and winding up of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining assets and properties of the Company have been distributed to the Members in accordance with Section 6.3 above. Upon the completion of the liquidation and winding up of the Company, a certificate of cancellation of the Company shall be filed with the Secretary of State of Delaware and the legal existence of the Company shall terminate.

Section 6.5.          No Negative Capital Account Obligation. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any Member if it has a negative capital account upon final distribution of all cash and other property of the Company be required to restore such negative capital account to zero.

Section 6.6.         No Other Cause for Dissolution. The Company shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as expressly provided in this Article VI.

ARTICLE VII

Miscellaneous

Section 7.1.          Taxes. For U.S. federal income tax purposes, the Company shall be treated as a partnership. Exhibit C attached hereto provides the parties agreement with respect to certain tax matters.

Section 7.2.          Amendment. No change, modification, or amendment of this Agreement shall be valid or binding unless such change, modification, or amendment shall be in writing and duly executed by all of the Members.

Section 7.3.          Assignment. The Members may not at any time sell, assign, or otherwise transfer in whole, or in part, their membership interests in the Company without the prior written approval of the other Member. Notwithstanding the foregoing, the Members may transfer their interests in the Company without the consent of the other Member only in the event such transferring Member remains directly or indirectly controlled by either Waypoint or Bluerock, as applicable. Upon any such transfer, the transferee shall succeed to the rights and obligations of such Member in respect of the interest in the Company so transferred and shall become a Member of the Company in respect of such interest. Upon such transfer of a Member’s entire interest in the Company, such Member shall be entitled to be deemed to have automatically resigned and withdrawn as a Member of the Company without any further action on the part of any other person.

Section 7.4.          Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

Section 7.5.          Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

Section 7.6.          Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware (without regard to the conflict of laws principles thereof), all rights and remedies being governed by said laws. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably any objection it may have based on venue and the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

Section 7.7.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their successors and assigns.

Section 7.8.          Headings. The section and article headings in this agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 7.9.         Other Terms. All references to “Articles” and “Sections” contained in this Agreement are, unless specifically indicated otherwise, references to Articles and Sections of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall included each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “or” means “and/or”; (ii) “day” means a calendar day; (iii) “include,” “including,” or their derivatives means “including without limitation”; (iv) “laws” means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law; and (v) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, unincorporated association, or other form of business or legal entity or governmental entity.

Section 7.10.         Sole Benefit of the Members. The provisions of this Agreement are intended solely to benefit the Members, and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Members shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

Section 7.11.         Notices.

(A)         All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, or sent via facsimile (provided such facsimile is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

If to Managing Member:

c/o Bluerock Real Estate, L.L.C.
Heron Tower

70 East 55th Street, 9th Floor
New York, New York 10022
Attention: James G. Babb, III

with a copy to:

c/o Bluerock Real Estate, L.L.C.

Heron Tower

70 East 55th Street, 9th Floor
New York, New York 10022

Attention: Michael Konig, Esq.

Telephone: (646) 278-4230
Facsimile:
E-mail: mkonig@bluerockre.com

If to Non-Managing Member:

c/oWaypoint Residential

555 North Point Center East, Suite 408

Alpharetta, Georgia 30022

Attention: Eric Hade, Esq.

with a copy to:

Reed Smith
599 Lexington Avenue
22nd Floor
New York, New York
Attention: Thomas G. Maira, Esq.
Telephone: (212) 205-6110
Facsimile:
E-mail: tmaira@reedsmith.com

(B)         Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service or facsimile, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery).

(C)         By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

Section 7.12         Public Announcements. The terms and conditions of this Agreement are confidential and are not to be disclosed by the Managing Member or the Non-Managing Member to anyone outside such party other than to legal counsel and other professional advisors who need to know such information in connection with the transactions contemplated herein. The Managing Member and the Non-Managing Member shall be permitted to make any disclosure required by law, including such disclosures as may be required under Federal or state securities law. Non-Managing Member may disclose the terms and conditions of this letter and materials related hereto to Robert Rohdie and its other potential partners , investors, or members, and its potential joint venture partners, financing sources, legal counsel and other agents and representatives who need to know such information in connection with the transactions contemplated herein.

ARTICLE VIII

SPE Requirements

Section 8.1.       Limitations/Separateness Covenants. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, so long as any portion of the Loan (hereinafter defined) remains outstanding, the Company:

(i)          shall not engage in any business or activity, other than the ownership, leasing, sale, financing, operation and/or maintenance of the Property and activities incidental thereto;

(ii)         shall not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Property and such personalty as may be necessary for the operation of the Property and shall conduct and operate its business as presently conducted and operated;

(iii)        shall preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and shall do all things necessary to observe organizational formalities;

(iv)        shall not merge or consolidate with any other Person;

(v)         shall not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers permitted under the Loan Agreement (as hereinafter defined); issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;

(vi)        shall not, without the prior unanimous written consent of all of the Company’s partners, members, or shareholders, as applicable, and, if applicable, the prior unanimous written consent of 100% of the members of the board of directors or of the board of managers of the Company or any SPE Equity Owner (as defined in the Loan Agreement):

(A)         file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company or any SPE Equity Owner be adjudicated bankrupt or insolvent,

(B)         institute proceedings under any applicable insolvency law,

(C)         seek any relief under any law relating to relief from debts or the protection of debtors,

(D)         consent to the filing or institution of bankruptcy or insolvency proceedings against the Company or any SPE Equity Owner,

(E)         file a petition seeking, or consent to, reorganization or relief with respect to the Company or any SPE Equity Owner under any applicable federal or state law relating to bankruptcy or insolvency,

(F)         seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property or any SPE Equity Owner or a substantial part of its property,

(G)         make any assignment for the benefit of creditors of the Company,

(H)         admit in writing the Company’s or any SPE Equity Owner’s inability to pay its debts generally as they become due, or

(I)         take action in furtherance of any of the foregoing;

(vii)       shall not amend or restate its organizational documents if such change would cause the provisions set forth in the organizational documents not to comply with the requirements set forth in Section 6.13 of the Loan Agreement (the “Loan Agreement”) executed by Company in favor of Lender (as hereinafter defined) in connection with the Loan (as hereinafter defined);

(viii)      shall not own any subsidiary or make any investment in, any other Person;

(ix)         shall not commingle its assets with the assets of any other Person and shall hold all of its assets in its own name;

(x)          shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than, (A) the loan from Jones Lang LaSalle (the “Lender”) in the amount of $17,500,000.00 (the “Loan”) (and any further indebtedness as described in Section 11.11 of the Loan Agreement with regard to supplemental financing) and (B) customary unsecured trade payables incurred in the ordinary course of owning and operating the Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the original principal amount of the Indebtedness and are paid within sixty (60) days of the date incurred;

(xi)         shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and shall not list its assets as assets on the financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Company’s own separate balance sheet;

(xii)        except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents, shall only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of Company or any guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties;

(xiii)       shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiv)      shall not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Loan) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;

(xv)       shall not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(xvi)      shall file its own tax returns separate from those of any other Person, except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, and shall pay any taxes required to be paid under applicable law;

(xvii)     shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its Affiliates as a division or department of any other Person;

(xviii)    shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall pay its debts and liabilities from its own assets as the same shall become due; provided, however, the aforementioned shall not be deemed to require any Member of the Company to contribute additional capital to the Company;

(xix)       shall allocate fairly and reasonably shared expenses with Affiliates (including, without limitation, shared office space) and use separate stationery, invoices and checks bearing its own name;

(xx)        shall pay (or cause the Property Manager to pay on behalf of the Company from the Company’s funds) its own liabilities (including, without limitation, salaries of its own employees) from its own funds;

(xxi)       shall not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable;

(xxii)      except as contemplated or permitted by the property management agreement with respect to the Property Manager, shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xxiii)     shall maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds;

(xxiv)    Company shall be formed and organized under Delaware law.

Section 8.2.        Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no member or manager shall have any ownership interest in any company property in its individual name or right and, each membership or other ownership interest in the Company shall be personal property for all purposes.

Section 8.3.         Effect of Bankruptcy, Death or Incompetency of a Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetency of a Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any membership interest in the Company shall be subject to all of the restrictions, hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, deceased, dissolved, liquidated, terminated or incompetent Member. Each Member waives any right it may have to agree in writing to dissolve the Company upon the bankruptcy of any Member or the occurrence of an event that causes any Member to cease to be members in the Company.

Section 8.4.          Subordination of Indemnities. All indemnification obligations of the Company are fully subordinated to any obligations relative to the Loan or respecting the Property and such indemnification obligations shall in no event constitute a claim against the Company if cash flow in excess of amounts necessary to pay obligations under the Loan is insufficient to pay such indemnification obligations.

Section 8.5.          Non-Dissolution. Notwithstanding any other provision of this Agreement, the bankruptcy of the Members shall not cause the Members to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, each of the Members and waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy of the Members, or the occurrence of an event that causes the Members to cease to be a member of the Company.

ARTICLE IX

Representations and Warranties

Section 9.1.          In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 9.2. Such representations and warranties shall survive the execution or the termination of this Agreement.

A.           Representations and Warranties. Each Member hereby represents and warrants that:

(a)          Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)          No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)          Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

(d)          Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)          Investigation. Such Member is acquiring its membership interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)          Broker. Other than Jones Lang LaSalle, no broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement. The Company shall be obligated to pay an amount up to $75,000 of the equity fee payable to Jones Lang LaSalle, and Bluerock shall be required to pay for any excess amount attributable to such fee.

(g)          Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)          Securities Matters.

(i)          None of the membership interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(ii)         Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the membership interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

(iii)        Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the membership interests, and no Member has taken any action which could give rise to any claim by any person, other than Jones Lang LaSalle, for brokerage commissions, finders’ fees or the like relating to the transactions contemplated hereby.

(iv)        Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests, and such Member has relied on the advice of only such Member’s advisors.

(v)         Such Member understands that the membership interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, transfer, assign, pledge or otherwise dispose of all or any portion of the membership interests in violation of this Agreement.

(vi)        Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the membership interests.

(vii)       Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. The investment in the membership interests is suitable for such Member.

(viii)      Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

Each Member’s Capital Contributions have been raised in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

ARTICLE X

 Confidentiality

Section 10.1         Confidential Information; Disclosure. Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member, shall be presumed to be Confidential Information at the time of delivery to the receiving Member. All such Confidential Information shall be protected by the receiving Member from disclosure with the same degree of care with which the receiving Member protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company; provided that such restrictions shall not apply if such Confidential Information:

(x)          is or hereafter becomes public, other than by breach of this Agreement;

(y)          was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or

(z)          has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information;

provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of the Non-Managing Member or the Managing Member, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer of an Interest permitted hereunder or (6) to a Member’s respective attorneys or accountants or other representative.

Section 10.2         The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10.

Section 10.3         Without limiting any of the other terms and provisions of this Agreement, to the extent a Member (the “Pursuer”) provides the other Member with information relating to a possible investment opportunity then being actively pursued by the Pursuer on behalf of the Company, the other Member receiving such information shall not use such information to pursue such investment opportunity for its own account to the exclusion of the Pursuer so long as the Pursuer is actively pursuing such opportunity on behalf of the Company and shall not disclose any Confidential Information to any Person (except as expressly permitted hereunder) or take any other action in connection therewith that is reasonably likely to cause damage to the Pursuer.

ARTICLE XI

Books, Records and Bank Accounts

Section 11.1         Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards and shall be based on the Asset Manager Reports. The books and records shall be maintained at the Company’s principal office or at a location designated by the Managing Member, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice. In connection with such review, investigation or audit, such Member (and its representatives and agents) shall have the unfettered right to meet and consult with any and all employees of Waypoint Residential, LLC (the “Asset Manager”) (or any of their respective Affiliates) and to attend meetings and independently meet and consult with any and all third parties having dealings or any other relationship with the Company or any of its subsidiaries or with Asset Manager in respect of the Company or any of its subsidiaries.

Section 11.2          Reports and Financial Statements.

(A)         Within fifteen (15) days of the end of each Fiscal Year, the Managing Member shall cause each Member to be furnished with two sets of the following additional annual reports computed as of the last day of the Fiscal Year:

(i)          An unaudited balance sheet of the Company;

(ii)         An unaudited statement of the Company’s profit and loss; and

(iii)        A statement of the Members’ Capital Accounts and changes therein for such Fiscal Year.

(B)         Within fifteen (15) days of the end of each quarter of each Fiscal Year, the Asset Manager shall cause to be furnished to the Managing Member such information as requested by the Managing Member as is necessary for any REIT Member to determine its qualification as a REIT and its compliance with REIT Requirements as shall be requested by the Managing Member. Further, the Asset Manager shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. Notwithstanding the foregoing, Managing Member (and further, BR Enders Managing Member, LLC), and not Waypoint Investors LP or the Company, shall bear the cost of any audit or other accounting procedure required to be performed because of Bluerock’s public company reporting requirements or REIT Requirements or REOC requirements or otherwise pursuant to Section 3.9.

(C)          The Members acknowledge that the Asset Manager is obligated to perform Project-related accounting and furnish Project-related accounting statements under the terms of the Asset Management Agreement (the “Asset Manager Reports”). The Managing Member shall be entitled to rely on the Asset Manager Reports with respect to its obligations under this Article XI, and the Members acknowledge that the reports to be furnished shall be based on the Asset Manager Reports, without any duty on the part of the Manager to further investigate the completeness, accuracy or adequacy of the Asset Manager Reports.

Section 11.3         Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts as may be designated by the Managing Member and shall be withdrawn on the signature of such Person or Persons as the Managing Member may authorize.

Section 11.4         Tax Returns. The Managing Member shall cause to be prepared all income and other tax returns of the Company and its subsidiaries required by applicable law and shall submit such returns to the Management Committee for its review, comment and approval at least ten (10) days prior to the due date or extended due date thereof and shall thereafter cause the same to be filed in a timely manner (including extensions). No later than the due date or extended due date, the Managing Member shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such subsidiaries with respect to such Fiscal Year, together with such information with respect to the Company and such subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

Section 11.5         Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Managing Member in connection with its obligations under this Article XI will be reimbursed by the Company to the Managing Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

WAYPOINT BLUEROCK ENDERS JV, LLC,
a Delaware limited liability company

By: BR Enders Managing Member, LLC,
a Delaware limited liability company
Its: Managing Member

By: Bluerock Special Opportunity + Income III, LLC
a Delaware limited liability company
Its: Manager

By: BR SOIF III Manager, LLC
a Delaware limited liability
Its: Manager

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President

NON-MANAGING MEMBER:

WAYPOINT ENDERS INVESTORS LP,
a Delaware limited partnership

By:	/s/ Linda Lewis
Name: Linda Lewis
Title: Authorized Signatory

 [Signature Page to Amended and Restated Limited Liability Company Agreement of Waypoint Enders Owner, LLC]

SCHEDULE A

SHARING PERCENTAGES

MEMBER	ADDRESS	SHARING PERCENTAGE	INITIAL CAPITAL CONTRIBUTION
Waypoint Bluerock Enders JV, LLC	c/o Bluerock Real Estate, LLC 70 East 55th Street, Suite 9 New York, New York 10022	51.00%	$4,685,880

Waypoint Enders Investors LP	c/o Waypoint Residential LLC Three Pickwick Plaza, 4th Fl. Greenwich, Connecticut 06830	49.00%	$4,502,120
TOTAL		100.00%	$9,188,000

SCHEDULE B

MAJOR DECISIONS

“Major Decision” shall mean any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation):

(i)          hiring or terminating any property manager or asset manager or entering into any property management agreement or asset management agreement for the Property, provided, however, that in the event that trailing six (6) months net operating income falls below the budget (exclusive of Uncontrollable Expenses (as defined below) and using the Base Property Management Fee of 3.3675% per annum) by more than 7.5%, then Managing Member shall have the option upon thirty (30) days’ notice to cause the then pending property manager to be terminated as the property manager and Non-Managing Member shall then promptly select a replacement property manager, subject to the consent of Managing Member, not to be unreasonably withheld;

(ii)         approval of the annual (i) operating budget, provided however that (a) the annual operating budget for the balance of 2012 and for 2013 has been agreed by Managing Member and Non-Managing Member as of September 7, 2012 (the “Go Forward Date”), (b) that in the event the parties do not agree on a 2014 operating budget, the 2014 operating budget will be deemed to be the 2013 operating budget subject to increases (i) for CPI on labor costs, and (ii) for the actual cost of real estate taxes, insurance, utilities, condominium, owner and similar association fees (collectively, “Uncontrollable Expenses”)), and (c) the approval of the annual operating budget for the year 2015 and any year thereafter shall be a Major Decision and (ii) capital budget for the Property, provided, however the amount of $693,000 in the aggregate established at Closing as the Renovation/Upfront Capital Reserve shall be the aggregate capital budget for the years 2012, 2013 and 2014, and the approval of the annual capital budget for 2015 and any year thereafter shall be a Major Decision;

(iii)        any merger, conversion, consolidation or exchange involving (i) the Company or the (ii) sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the Interests of the Members in the Company, in one or a series of related transactions;

(iv)        refinancing, giving, granting or undertaking any deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering the Property, any portion thereof or any other material assets or the entering into of any agreement, commitment or assumption with respect to any of the foregoing (specifically including the selection of the lender/counterparty and approval of all terms and conditions of the relevant agreement), other than pursuant to the Loan (collectively, a “Refinancing Event”);

(v)         selling or conveying (i) the Property, any subsidiary or other material asset of the Company or the entering into of any agreement or commitment with respect to any of the foregoing, after the first anniversary of the Closing Date, or (ii) individual condominium units after the second anniversary of the Closing Date, or the entering into of any agreement or commitment with respect to such sales (with either such acts described in (i) and (ii) above prior to such respective anniversaries being Prohibited Actions as set forth in Section 5.4);

(vi)        acquiring by purchase, ground lease or otherwise, any real property (other than the Property) or other material asset or the entry into any agreement, commitment or assumption with respect to any of the foregoing or the making or posting of any deposit (refundable or non-refundable);

(vii)       taking any material action with respect to any condominium or owner’s association affecting the Property, including without limitation any material vote as a member of the condominium or owner’s association or collapsing the condominium;

(viii)      filing or consenting to any bankruptcy or insolvency or similar action, or taking any action by the Company that is reasonably likely to result in any Member or any of its affiliates or Robert Rohdie having individual liability under any so called non-recourse carve-out guaranties, environmental indemnities or similar agreements provided to third party lenders (including Lender) in respect of financings relating to the Company, its subsidiaries or any of their assets; and

(ix)         making any Additional Capital Calls after the second anniversary of the Closing Date, other than (i) Capital Calls for the $693,000 initial capital budget, and (ii) Protective Capital Calls, with such Capital Calls described in (i) and (ii) above being able to be made by either Member as a non-Major Decision prior to the second anniversary of the Closing Date.

Exhibit C

1.          Tax Definitions. As used in this Agreement:

(a)          “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable Fiscal Year after (i) crediting such Capital Account with any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b)          “Agreed Upon Value” shall mean the fair market value (net of any debt) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

(c)          “Capital Account” shall have the meaning set forth in Section 2 of this Exhibit C.

(d)          “Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(e)          “Income” shall mean the gross income of the Company for any month, Fiscal Year or other period, as applicable, including gains realized on the sale, exchange or other disposition of the Company’s assets.

(f)          “Loss” shall mean the aggregate of losses, deductions and expenses of the Company for any month, Fiscal Year or other period, as applicable, including losses realized on the sale, exchange or other disposition of the Company’s assets.

(g)          “Member Minimum Gain” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

(h)          “Member Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

(i)          “Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

(j)          “Net Income” shall mean the amount, if any, by which Income for any period exceeds Loss for such period.

(k)          “Net Loss” shall mean the amount, if any, by which Loss for any period exceeds Income for such period.

(l)          “Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

(m)          “Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

(n)          “Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

2.          Capital Accounts. A separate capital account (the “Capital Account”) shall be maintained for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, the Capital Account of each Member shall be increased by (i) the amount of any Capital Contributions made by such Member, (ii) the amount of Income allocated to such Member and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section. The Capital Account of each Member shall be reduced by (i) the amount of any cash and the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to), (ii) the amount of Loss allocated to the Member and (iii) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section. The Capital Accounts of the Members shall not be increased or decreased pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the Company’s assets on the Company’s books in connection with any contribution of money or other property to the Company pursuant to ARTICLE II by existing Members. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if such property had instead been sold by the Company for a price equal to its fair market value, the gain or loss allocated pursuant to Section 7, and the proceeds distributed in the manner set forth in Section 5.1 or Section 6.3. No Member shall be obligated to restore any negative balance in its Capital Account. No Member shall be compensated for any positive balance in its Capital Account except as otherwise expressly provided herein. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Regulations Section 1.704-1(b)(2) and shall be interpreted and applied in a manner consistent with such Regulations.

3.          Allocations

(a)          Allocation of Net Income and Net Losses Other than in Liquidation. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 5.1 if the Company were dissolved, its affairs wound up and assets sold for cash equal to their tax basis (or book value in the case of assets that have been revalued in accordance with Section 704(b) of the Code), all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 5.1 immediately after such allocation.

(b)          Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses realized by the Company in connection with the liquidation of the Company pursuant to Section 6.3 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 6.3

(c)          U.S. Tax Allocations.

(1)         Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section.

(2)         Code Section 704(c). In accordance with Code Section 704(c) and the Treasury regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation shall be made in accordance with such method set forth in Regulations Section 1.704-3(b) as the Manager in its reasonable discretion approves.

(3)          Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.3. are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

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